NEWS
FOR IMMEDIATE RELEASE                        CONTACT
October 3, 2012                                Richard Eisenberg
(Investor Inquiries)
Christopher Bohanon
(Media Inquiries)
(202) 872-7700

Farmer Mac Appoints Timothy L. Buzby as
President and Chief Executive Officer

Washington, D.C. — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced that its Board of Directors has appointed Timothy L. Buzby, a 12-year veteran of Farmer Mac, as President and Chief Executive Officer of Farmer Mac, effective immediately.

Mr. Buzby has been Farmer Mac’s Chief Financial Officer and Treasurer since 2009 and prior to that served as Farmer Mac’s Controller beginning in 2000. In those capacities, he has been instrumental in the strengthening of Farmer Mac’s capital position, the management of its loan portfolio, and the execution of its business strategy to facilitate and assure credit availability to rural America. The Board of Directors and Mr. Buzby will work together to identify and select a new Chief Financial Officer. In the interim, Mr. Buzby will also continue to serve in that capacity as well.

“Tim knows and understands all aspects of Farmer Mac,” said Lowell L. Junkins, Chairman of the Board. “He has been pivotal to the successful strengthening of Farmer Mac

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financially and operationally. The Board has the highest confidence that Tim is the right executive to lead Farmer Mac as it moves forward with its Congressional mission to help provide enhanced liquidity and assure credit availability for rural America.”

“I am proud and excited to serve as the CEO of Farmer Mac,” said Mr. Buzby. “Farmer Mac is uniquely positioned to offer solutions to rural lenders that provide credit to farmers, ranchers, rural utilities, and other rural businesses. I look forward to working with the Board, the highly experienced members of our management team, and the entire Farmer Mac organization to further Farmer Mac’s important mission and to help ensure the continued growth and prosperity of rural America while growing the value of Farmer Mac to all its constituencies.”

Mr. Junkins added, “The Board of Directors and I are grateful to Michael Gerber for his leadership of Farmer Mac and for the guidance and insight he provided as our CEO. He is a true professional who fully dedicated himself to the success of Farmer Mac and its mission during his tenure.”

About Farmer Mac
Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to help increase the availability of credit in rural America through the operation of a secondary market for eligible loans to agricultural and rural borrowers. Additional information about Farmer Mac is available on its website at www.farmermac.com.

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